EXHIBIT 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of organization
SolarEdge Technologies Ltd.	Israel
SolarEdge Manufacturing Ltd.	Israel
SolarEdge Technologies GmbH	Germany
SOLAREDGE TECHNOLOGIES (CHINA) CO., LTD	China
SolarEdge Technologies (Australia) PTY LTD	Australia
SolarEdge Technologies (Canada) Ltd.	Canada
SolarEdge Technologies (Holland) B.V.	The Netherlands
SolarEdge Technologies (Japan) Co., Ltd.	Japan
SolarEdge Technologies (France) SARL.	France
SolarEdge Technologies (UK) Ltd.	United Kingdom
SOLAREDGE TECHNOLOGIES ITALY S.R.L.	Italy
SolarEdge Automation Machines s.p.a.	Italy
SolarEdge e-Mobility s.p.a	Italy
SolarEdge Investment srl	Italy
SolarEdge Technologies (Bulgaria) Ltd.	Bulgaria
Guangzhou SolarEdge Machinery Technical Consulting Co.Ltd	China
SOLAREDGE TEKNOLOJİ A.Ş.	Turkey
SolarEdge Technologies (Belgium) SPRL	Belgium
SolarEdge Technologies SRL.	Romania
SOLAREDGE TECHNOLOGIES (INDIA) PRIVATE LIMITED	India
SolarEdge Technologies (Sweden) AB	Sweden
SolarEdge Technologies Taiwan Co., Ltd.	Taiwan
SolarEdge Technologies Korea Co., Ltd.	South Korea
Kokam Limited Company	South Korea
SolarEdge Critical Power U.K. Limited	United Kingdom
SOLAREDGE DO BRASIL SERVIÇOS DE MARKETING E APOIO AO CLIENTE LTDA.	Brazil
SolarEdge Technologies (Vietnam) Company Limited	Vietnam
SolarEdge Technologies (Hungary) Kft.	Hungary
SolarEdge Technologies (Poland) Sp. z o.o	Poland
SolarEdge E-Mobility Germany GmbH & Co. KG	Germany
SolarGik, Ltd.	Israel
SolarEdge Technologies Mexico S.DE R.L. DE C.V.	Mexico